UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2009

JONES LANG LASALLE INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	001-13145	36-4150422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Randolph Drive, Chicago, Illinois 60601

(Address of principal executive offices) (Zip Code)

(312) 782-5800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 10, 2009, Jones Lang LaSalle Incorporated (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters listed therein (the “Underwriters”) with respect to the offering and sale of 6,500,000 shares of common stock of the Company, par value $0.01 per share (the “Offered Shares”), and up to an additional 975,000 shares of Common Stock at the Underwriters’ option to cover over-allotments. On June 16, 2009, the public offering and sale of the Offered Shares was consummated.

Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company. They have received customary fees and commissions for these transactions. Affiliates of certain of the Underwriters are lenders under the Company’s unsecured revolving credit agreement and its term loan agreement (the “Facilities”), under which the Company’s affiliate, Jones Lang LaSalle Finance B.V. is borrower, and will receive their pro rata share of repayments under the revolving credit agreement from the net proceeds of the offering. The Company and certain of its subsidiaries are guarantors under the Facilities.

The Underwriting Agreement contains customary representations, warranties and covenants that are valid as between the parties and as of the date of entering such agreements and are not factual information to investors about the Company.

The above description of the Underwriting Agreement its qualified in its entirety by reference to the full text of the agreement. A copy of the Underwriting Agreement is attached to this Report on Form 8-K as Exhibit 1.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated June 10, 2009, among Jones Lang LaSalle Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the several underwriters listed therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES LANG LASALLE INCORPORATED

Date: June 16, 2009	By:	/s/ Lauralee E. Martin
Lauralee E. Martin
Executive Vice President and Chief Operating and Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated June 10, 2009, among Jones Lang LaSalle Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the several underwriters listed therein